As filed with the Securities and Exchange Commission on April 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3120 Breckinridge Blvd.

Duluth, Georgia 30099

(770) 381-1000

(Address of Principal Executive Offices)

Primerica, Inc. 2010 Omnibus Incentive Plan

Primerica, Inc. Stock Purchase Plan for Agents and Employees

(Full title of the plan)

Peter W. Schneider, Esq.

Executive Vice President, General Counsel and Secretary

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

(Name and Address of Agent For Service)

(770) 381-1000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Primerica, Inc. 2010 Omnibus Incentive Plan: Common Stock, par value $0.01 per share	8,800,000 shares	$15.00	$132,000,000	$ 9,412
Primerica, Inc. Stock Purchase Plan for Agents and Employees: Common Stock, par value $0.01 per share	2,500,000 shares	$15.00	$ 37,500,000	$ 2,674
TOTAL	11,300,000 shares	$15.00	$169,500,000	$12,086

(1)	The securities to be registered include shares of common stock and options and rights to acquire common stock.
(2)	Includes an indeterminate number of additional shares that may be offered and issued under the Primerica, Inc. 2010 Omnibus Incentive Plan and the Primerica, Inc. Stock Purchase Plan for Agents and Employees to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of computing the proposed maximum aggregate offering price and the amount of registration fee. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the initial public offering price of the registrant’s common stock on March 31, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Primerica, Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	Registration Statement on Form S-1 filed on November 5, 2009 (No. 333-162918) filed under the Securities Act, as amended (the “Form S-1 Registration Statement”); and

•

The description of Primerica’s common stock contained in Primerica’s Registration Statement on Form 8-A filed on March 31, 2010 under the Exchange Act, as updated by the description of Primerica common stock contained in the prospectus dated March 31, 2010, that forms part of the Form S-1 Registration Statement.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to Primerica, Inc., Attn: Corporate Secretary, 3120 Breckinridge Blvd., Duluth, Georgia 30099.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Peter W. Schneider, Executive Vice President and General Counsel of Primerica, Inc., is rendering an opinion regarding the legality of the common stock. As an employee of Primerica, Inc., Mr. Schneider will be eligible to participate in the Primerica, Inc. 2010 Omnibus Incentive Plan and he may be eligible to participate in the Primerica, Inc. Stock Purchase Plan for Agents and Employees. Effective April 1, 2010, Mr. Schneider is expected to be granted an aggregate of 115,000 restricted shares of common stock pursuant to the Primerica, Inc. 2010 Omnibus Incentive Plan.

Item 6. Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, the registrant has entered into indemnification agreements with its directors and executive officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and bylaws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant will on its own maintain industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits set forth in the Exhibit Index following the signature pages is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Primerica, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on March 31, 2010.

PRIMERICA, INC.

By:	/s/ Peter W. Schneider
Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of March, 2010.

Signature	Title

/s/ D. Richard Williams	Co-Chief Executive Officer and Chairman of the Board of Directors (co-principal executive officer)
D. Richard Williams

/s/ John A. Addison, Jr.	Co-Chief Executive Officer and Director (co-principal executive officer)
John A. Addison, Jr.

/s/ Alison S. Rand	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Alison S. Rand

EXHIBIT INDEX

Exhibit No.	Document

3.1	Restated Certificate of Incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to Primerica, Inc. Amendment No. 5 to Form S-1 (File no. 333-162918) filed on March 31, 2010.

3.2	Amended and Restated Bylaws of the registrant. Incorporated by reference to Exhibit 3.2 to Primerica, Inc. Amendment No. 5 to Form S-1 (File no. 333-162918) filed on March 31, 2010.

5.1	Legal opinion of Peter W. Schneider.

10.1	Form of Primerica, Inc. 2010 Omnibus Incentive Plan. Incorporated by reference to Exhibit 10.14 to Primerica, Inc. Amendment No. 4 to Form S-1 (File no. 333-162918) filed on March 17, 2010.

10.2	Form of Primerica, Inc. Stock Purchase Plan for Agents and Employees. Incorporated by reference to Exhibit 10.45 to Primerica, Inc. Amendment No. 4 to Form S-1 (File no. 333-162918) filed on March 17, 2010.

23.1	Consent of KPMG LLP.

23.2	Consent of Peter W. Schneider (included in Exhibit 5.1).